Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter and Fiscal 2024 Results
•Q4'24 net revenue of $1.30 billion increased 23% as reported, or 24% in constant currency, compared to Q4'23. Organic, constant-currency net revenue increased 24%, compared to Q4'23.
◦Q4'24 net revenue, excluding COVID-related revenue of ~$70 million in Q4’23 and ~$30 million in Q4’24, increased 29% compared to Q4'23.
•Fiscal 2024 net revenue of $4.38 billion increased 3% as reported, or 2% in constant currency, compared to fiscal 2023. Organic, constant-currency net revenue increased 1% compared to FY'23.
◦FY'24 net revenue, excluding COVID-related revenue of ~$630 million in FY’23 and ~$260 million in FY’24, increased 13% compared to FY'23.
•Q4'24 net earnings of $23 million and fiscal 2024 net loss of $(1.04) billion.
•Q4'24 Adjusted EBITDA(1) of $305 million increased 150% as reported and 149% in constant currency, compared to Q4'23.
•Fiscal 2024 Adjusted EBITDA(1) of $703 million increased 1% as reported, or 0% in constant currency, compared to FY'23.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Somerset, N.J. - August 29, 2024 -- Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, today announced financial results for the fourth quarter of fiscal 2024, which ended June 30, 2024.
“I am pleased to report that Catalent ended our fiscal 2024 in a strong position, including growing non-COVID revenue by nearly 30% in the fourth quarter and, as we had forecasted a year ago, exiting fiscal 2024 with company-wide adjusted EBITDA margin closer to historical levels. These strong results were achieved while also delivering record fourth quarter new business wins and generating positive free cash flow in excess of $100 million in the last three months of our fiscal year,” said Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc.

Commenting on Catalent’s pending transaction with Novo Holdings A/S (“Novo Holdings”), which is expected to close towards the end of calendar year 2024, subject to customary closing conditions, Mr. Maselli said, “As Catalent steadily progresses towards becoming a privately held company, we remain focused on serving our valued customers and positioning the Company to best leverage the expanded resources that Novo Holdings, a world-class investment firm focused on life sciences, will provide. With Novo Holdings’ support, we look forward to further enhancing our innovative offerings to help people live better and healthier lives.”

Fourth Quarter 2024 Consolidated Results
Net revenue of $1.30 billion increased 23% as reported, or 24% in constant currency, from the $1.06 billion reported for the fourth quarter a year ago. Overall organic net revenue (i.e., excluding the effect of acquisitions, divestitures, and currency translation) increased by 24% over the same periods.
Net earnings and earnings per basic and diluted share was $23 million, or $0.13, respectively, compared to net loss of $(110) million, or $(0.59) per basic and diluted share, in the fourth quarter a year ago.
EBITDA from operations(1) was $233 million, an increase of $240 million from a loss of $(7) million in the fourth quarter a year ago. Fourth quarter fiscal 2024 Adjusted EBITDA(1) was $305 million, or 23% of net revenue, compared to $122 million, or 12% of net revenue, in the fourth quarter a year ago. This represents an increase of 150% as reported, or 149% on a constant-currency basis, compared to the fiscal 2023 fourth quarter.
Adjusted Net Income(1) was $118 million, or $0.65 per diluted share, compared to Adjusted Net Income of $1 million, or $0.02 per diluted share, in the fourth quarter a year ago.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Fourth Quarter 2024 Segment Review

(Dollars in millions)	Three Months Ended June 30,		Constant Currency
	2024	2023	Change %
Biologics
Net revenue	$605	$400	51%
Segment EBITDA	136	(23)	735%
Segment EBITDA margin	22.4%	(5.3)%
Pharma and Consumer Health
Net revenue	697	655	7%
Segment EBITDA	217	180	22%
Segment EBITDA margin	31.1%	27.4%
Inter-segment revenue elimination	(1)	—	67%
Unallocated costs	(120)	(164)	25%
Combined totals
Net revenue	$1,301	$1,055	24%
EBITDA (loss) from operations	$233	$(7)	*

Fiscal Year 2024 Segment Review

(Dollars in millions)	Fiscal Year Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2024	2023		Change $	Change %
Biologics
Net revenue	$1,952	$1,978	$10	$(36)	(2)%
Segment EBITDA	272	277	1	(6)	(2)%
Segment EBITDA margin	13.9%	14.0%
Pharma and Consumer Health
Net revenue	2,431	2,287	21	123	5%
Segment EBITDA	597	548	6	43	8%
Segment EBITDA margin	24.6%	24.0%
Inter-segment revenue elimination	(2)	(2)	—	—	*
Unallocated costs (1)	(1,153)	(559)	—	(594)	*
Combined totals
Net revenue	$4,381	$4,263	$31	$87	2%
EBITDA (loss) from operations	$(284)	$266	$7	$(557)	*
(1)    For the fiscal year ended June 30, 2024 and 2023, unallocated costs include $687 million and $210 million of non-cash goodwill impairment charges, respectively.
*    Not meaningful

Biologics segment	2024 vs. 2023		2024 vs. 2023
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	51%	735%	(2)%	(2)%
Constant-currency change	51%	735%	(2)%	(2)%
Foreign exchange translation impact on reporting	—%	1%	1%	—%
Total % change	51%	736%	(1)%	(2)%

Pharma and Consumer Health segment	2024 vs. 2023		2024 vs. 2023
Year-Over-Year Change	Three Months Ended June 30,		Fiscal Year Ended June 30,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	7%	22%	4%	6%
Impact of acquisitions	—%	—%	1%	2%
Constant-currency change	7%	22%	5%	8%
Foreign currency translation impact on reporting	—%	(1)%	1%	1%
Total % change	7%	21%	6%	9%

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Biologics	46%	43%	43%	46%	38%
Pharma and Consumer Health	54%	57%	57%	54%	62%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of June 30, 2024, Catalent had $4.91 billion in total debt, and $4.62 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $4.57 billion in total net debt as of June 30, 2023.
Catalent's ratio of Net First Lien Debt over LTM Adjusted EBITDA was 3.0x at June 30, 2024. Catalent's senior secured credit agreement requires that this ratio remain below 6.5x.
Catalent’s net leverage ratio(1) as of June 30, 2024 was 6.6x, compared to 9.3x at March 31, 2024 and 6.6x at June 30, 2023.
(1) See “Non-GAAP Financial Measures” below and the GAAP to non-GAAP reconciliation provided later in this release.
Previously Announced Merger Agreement with Novo Holdings

On February 5, 2024, Catalent announced that it entered into a merger agreement pursuant to which Novo Holdings, a leading international life science and health care investor, will acquire Catalent in an all-cash transaction that values Catalent at $16.5 billion on an enterprise value basis. The transaction is expected to close towards the end of calendar year 2024, subject to customary closing conditions, including receipt of required regulatory approvals. The transaction is not subject to any financing contingency.

In light of the pending transaction with Novo Holdings, and as is customary during the pendency of such transactions, Catalent will not host an earnings conference call and no longer provides forward-looking guidance. For additional information associated with the transaction, please visit https://transaction.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT), is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner development programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply nearly 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 17,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated approximately $4.4 billion in revenue in its 2024 fiscal year. For more information, visit www.catalent.com.

Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies. Adjusted Net Income per share is computed by dividing Adjusted Net Income by the weighted average diluted shares outstanding.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.

Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements and guidance. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations, projections, and guidance. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the completion of Catalent’s closing procedures, including without limitation its evaluation of the effectiveness of its internal controls over financial reporting; Catalent’s ability to resolve productivity issues at three of its manufacturing facilities, the impact of such issues on product made at these facilities, the timing of recovering unproduced batches and resumption of normal activities at these facilities, and the impact of such issues on Catalent’s results of operations and financial condition; the declining demand for various vaccines and treatments for the SARS-Co-V-2 strain of coronavirus and its variants (“COVID-19”) from both patients and governments around the world may affect sales of the COVID-19 products Catalent manufactures; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations, including risks from inflation, disruptions to global supply chains, or from the Ukrainian-Russian war; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness; and the impact of and risks related to impairment losses with respect to goodwill or other assets and the possibility that we may incur additional impairment charges, including at Catalent’s Biomodalities and Consumer Health reporting units.

Important risk factors relating to the pending merger of Catalent with an affiliate of Novo Holdings (the “Merger”) that also may cause a difference between actual results and forward-looking statements include, but are not limited to: (i) the completion of the Merger on anticipated terms and timing, including antitrust and other regulatory approvals and clearances, and the satisfaction of other conditions to the completion of the Merger; (ii) potential litigation relating to the Merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Merger will harm Catalent’s business, including current plans and operations; (iv) the ability of Catalent to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the Merger; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting Catalent’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the Merger that may impact Catalent’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities; (xi) significant transaction costs associated with the Merger; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger; (xiv) competitive responses to the Merger; (xv) Catalent’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to Catalent’s business, including those set forth in Catalent’s most recent Annual Report on Form 10-K and Catalent’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Catalent with the Securities and Exchange Commission (“SEC”); and (xvii) the risks and uncertainties that are described in the definitive proxy statement filed with the SEC on April 15, 2024 (the “Proxy Statement”). These risks, as well as other risks associated with the Merger, are more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors presented in the Proxy Statement is, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, actions of governmental authorities, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Catalent’s financial condition, results of operations, credit rating or liquidity.

These forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase (Decrease)
	2024	2023		Change $	Change %
Net revenue	$1,301	$1,055	$(6)	$252	24%
Cost of sales	917	840	(5)	82	10%
Gross margin	384	215	(1)	170	79%
Selling, general, and administrative expenses	266	217	(1)	50	23%
Other operating expense, net	12	124	—	(112)	(91)%
Operating earnings (loss)	106	(126)	—	232	186%
Interest expense, net	65	56	1	8	14%
Other expense (income), net	3	(5)	(2)	10	210%
Earnings (loss) before income taxes	38	(177)	1	214	121%
Income tax expense (benefit)	15	(67)	(1)	83	124%
Net earnings (loss)	$23	$(110)	$2	$131	120%

Weighted average shares outstanding - basic	181	181
Weighted average shares outstanding - diluted	183	181

Earnings (loss) per share:
Basic
Net earnings (loss)	$0.13	$(0.59)
Diluted
Net earnings (loss)	$0.13	$(0.59)

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Fiscal Year Ended June 30,		FX impact	Constant Currency Increase (Decrease)
	2024	2023		Change $	Change %
Net revenue	$4,381	$4,263	$31	$87	2%
Cost of sales	3,428	3,223	23	182	6%
Gross margin	953	1,040	8	(95)	(9)%
Selling, general and administrative expenses	935	829	3	103	12%
Goodwill impairment charges	687	210	—	477	*
Other operating expense, net	80	164	—	(84)	(51)%
Operating loss	(749)	(163)	5	(591)	*
Interest expense, net	254	186	1	67	36%
Other expense (income), net	24	(7)	—	31	*
Loss before taxes	(1,027)	(342)	4	(689)	*
Income tax expense (benefit)	16	(86)	1	101	118%
Net loss	$(1,043)	$(256)	$3	$(790)	*

Weighted average shares outstanding - basic	181	181
Weighted average shares outstanding - diluted	181	181

Loss per share:
Basic
Net loss	$(5.76)	$(1.42)
Diluted
Net loss	$(5.76)	$(1.42)

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	June 30, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$289	$280
Trade receivables, net	921	1,002
Inventories	574	777
Prepaid expenses and other	813	633
Total current assets	2,597	2,692
Property, plant, and equipment, net	3,643	3,682
Other non-current assets, including intangible assets	3,513	4,403
Total assets	$9,753	$10,777

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$48	$536
Accounts payable	361	424
Other accrued liabilities	622	570
Total current liabilities	1,031	1,530
Long-term obligations, less current portion	4,857	4,313
Other non-current liabilities	261	323
Total shareholders' equity	3,604	4,611
Total liabilities and shareholders' equity	$9,753	$10,777

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Fiscal Year Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$268	$254
CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(327)	(576)
Proceeds from maturity of marketable securities	—	89
Proceeds from sale of property and equipment	1	8
Payment for acquisitions, net of cash acquired	—	(474)
Payments for investments	(1)	(2)
Net cash used in investing activities	(327)	(955)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	1,200	715
Payments related to long-term obligations	(1,116)	(230)
Financing fees paid	(16)	(4)
Exercise of stock options	9	4
Other financing activities	(3)	36
Net cash provided by financing activities	74	521
Effect of foreign currency exchange on cash and cash equivalents	(6)	11
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9	(169)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	280	449
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$289	$280

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
Net earnings (loss)	$(110)	$(759)	$(206)	$(101)	$23
Interest expense, net	56	58	66	65	65
Income tax expense (benefit)	(67)	(38)	24	15	15
Depreciation and amortization	114	112	121	126	130
EBITDA (loss) from operations	(7)	(627)	5	105	233
Goodwill impairment charges	—	689	(2)	—	—
Stock-based compensation	—	19	16	17	16
Impairment charges and gain/loss on sale of assets	93	(1)	15	13	2
Restructuring costs	30	2	17	11	9
Acquisition, integration, and other special items	9	7	11	—	40
Foreign exchange loss (gain)	(4)	9	2	(1)	3
Impacts from COVID-19 contract settlement	—	—	24	—	—
Site transformation costs	—	14	16	7	2
Fire loss contingency	—	—	9	—	—
Pension settlement charge	—	—	3	9	—
Other adjustments	1	—	7	2	—
Adjusted EBITDA	$122	$112	$123	$163	$305
Favorable (unfavorable) FX impact					2
Adjusted EBITDA at constant currency					$303

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
Net earnings (loss)	$(110)	$(759)	$(206)	$(101)	$23
Amortization (1)	35	34	33	34	34
Goodwill impairment charges (2)	—	689	(2)	—	—
Stock-based compensation	—	19	16	17	16
Impairment charges and gain/loss on sale of assets (3)	93	(1)	15	13	2
Restructuring costs (4)	30	2	17	11	9
Acquisition, integration, and other special items (5)	9	7	11	—	40
Foreign exchange loss (gain)	(4)	9	2	(1)	3
Site transformation costs (6)	—	14	16	7	2
Pension settlement charges (7)	—	—	3	9	—
Impacts from COVID-19 contract settlement (8)	—	—	24	—	—
Fire loss contingency (9)	—	—	9	—	—
Other adjustments (10)	—	(1)	7	1	1
Estimated tax effect of adjustments (11)	(83)	(21)	13	—	(5)
Discrete income tax benefit items (12)	31	(16)	(3)	—	(7)
Adjusted net income (loss) (ANI)	$1	$(24)	$(45)	$(10)	$118

Weighted average shares outstanding - basic	181				181
Weighted average shares outstanding - diluted	182				183

Earnings per share:
Net earnings (loss) per share - basic	$(0.59)				$0.13
Net earnings (loss) per share - diluted	$(0.59)				$0.13

ANI per share:
ANI per share - basic	$0.02				$0.65
ANI per share - diluted (13)	$0.02				$0.65

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1)    Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    Non-cash goodwill impairment charges during the three months ended September 30, 2023 were associated with the Company's Biomodalities and Consumer Health reporting units.

(3)    For the three months ended June 30, 2023, represents fixed asset impairment charges primarily associated with an idle facility in the Biologics segment. Impairment charges and gain/loss on sale of assets for the three months ended December 31, 2023 and for the three months ended March 31, 2024 includes fixed asset impairment charges associated with equipment for a product with significant decline demand in the Company's Biologics segment.

(4)    Restructuring costs represent employee and non-employee restructuring charges associated with Catalent's plans to reduce costs, consolidate facilities, and optimize its infrastructure across the organization.

(5)    Acquisition, integration and other special items during the three months ended June 30, 2024 primarily include costs associated with its plan of merger agreement with Creek Parent, Inc., a wholly owned subsidiary of Novo Holdings A/S.

(6)    Represents operational and engineering enhancements and costs related to a transformation program in our Biologics segment.

(7)    Represents the loss on settlement of a frozen domestic qualified pension plan.

(8)    For the three months ended December 31, 2023, represents one-time inventory charges for the settlement of a COVID-19 agreement where revenue from the settlement was deferred into future periods, a majority of which is expected within fiscal year 2024.

(9)    For the three months ended December 31, 2023, represents one-time loss contingency accruals for inventory and damages sustained from a fire at a facility in our Biologics segment.
(10)    For the three months ended December 31, 2023, primarily represents one-time charges of penalties and interest on a value-added tax settlement in Western Europe.
(11)    The tax effect of adjustments to Adjusted Net (Loss) Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.
(12)    Discrete period income tax expense items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(13)    For the three months ended June 30, 2024 and 2023, represents Adjusted Net (Loss) Income divided by the weighted average sum of fully diluted shares outstanding, which is equal to (a) the number of shares of common stock outstanding, plus (b) the number of shares of its common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended June 30, 2024 and 2023, the weighted average number of shares was 183 million and 182 million, respectively.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Earnings (Loss)
(Unaudited; dollars in millions, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2024	2023	2024	2023
Biologics Segment EBITDA	$136	$(23)	$272	$277
Pharma and Consumer Health Segment EBITDA	217	180	597	548
Sub-Total	$353	$157	$869	$825
Reconciling items to net earnings
Unallocated costs (1)	$(120)	$(164)	$(1,153)	$(559)
Depreciation and amortization	(130)	(114)	(489)	(422)
Interest expense, net	(65)	(56)	(254)	(186)
Income tax (expense), benefit	(15)	67	(16)	86
Net earnings (loss)	$23	$(110)	$(1,043)	$(256)

(1)    Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain/loss on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
Incremental Term Loan B-3, due 2028	$1,418	$1,415	$1,411	$1,408	$1,404
Incremental Term Loan B-4, due 2028	—	—	600	600	598
Revolving credit facility	500	585	—	—	—
Unamortized discount and debt issuance costs	(11)	(12)	(25)	(24)	(22)
Total Secured Debt	1,907	1,988	1,986	1,984	1,980
Senior Notes, due 2027, 5.000%	500	500	500	500	500
Senior Notes, due 2028 (EUR), 2.375%	904	872	910	893	883
Senior Notes, due 2029, 3.125%	550	550	550	550	550
Senior Notes due 2030, 3.500%	650	650	650	650	650
Finance Leases / Other	366	412	434	426	364
Unamortized discount and debt issuance costs	(28)	(26)	(25)	(23)	(22)
Total Unsecured Debt	2,942	2,958	3,019	2,996	2,925
Total Debt	4,849	4,946	5,005	4,980	4,905
Cash and Cash Equivalents	280	209	229	162	289
Total Net Debt	$4,569	$4,737	$4,776	$4,818	$4,616
Adjusted EBITDA
Q1 2023	187
Q2 2023	283	283
Q3 2023	105	105	105
Q4 2023	122	122	122	122
Q1 2024		112	112	112	112
Q2 2024			123	123	123
Q3 2024				163	163
Q4 2024					305
LTM Adjusted EBITDA	$697	$622	$462	$520	$703
First Lien Debt / Adj. EBITDA	2.9x	3.5x	4.8x	4.4x	3.0x
Net Debt / LTM Adj. EBITDA	6.6x	7.6x	10.3x	9.3x	6.6x